Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-110786 of Middlesex Water Company on Form S-3 of our report dated March 4, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in the Notes to the Consolidated Financial Statements included in the Form 10-K/A-2), appearing in the Annual Report on Form 10-K/A-2 of Middlesex Water Company for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

April 30, 2004